Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the shell company report on Form 20-F of SIGNA Sports United N.V. of our report dated August 30, 2021, with respect to the consolidated financial statements of SIGNA Sports United GmbH, which report appears in the registration statement (No. 333-257685) on Form F-4 of SIGNA Sports United B.V.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Düsseldorf, Germany
December 20, 2021